                                 EXHIBIT 99.2

     Form of Stock Option Assumption Agreement for Options issued pursuant to the T2 Medical, Inc. 1988 Stock Option Plan.

                                  EXHIBIT 99.2

                       STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE: 1~,
NUMBER OF T2 SHARES: 2~
GRANT DATE: 3~
ORIGINAL EXERCISE PRICE PER SHARE:


   WHEREAS, the undersigned Optionee was previously granted the stock option described above (the "Option") to purchase shares of the common stock of T2 Medical, Inc. ("T2 ") pursuant to the T2 1988 Stock Option Plan (the "Plan").

   WHEREAS, T2 has become a wholly-owned subsidiary of Coram Healthcare Corporation, a Delaware corporation ("Coram"), pursuant to a merger transaction effected July ___, 1994 (the "Merger") in accordance with the terms and provisions of that certain Agreement and Plan of Merger dated as of February 6, 1994 and amended May 25, 1994 (the "Merger Agreement") by and among Coram, T2, Curaflex Health Services, Inc., HealthInfusion, Inc., Medisys, Inc., T2 Acquisition Company, CHS Acquisition Company, HII Acquisition Company and MI Acquisition Company.

   WHEREAS, the Option was outstanding at the time of the Merger and eligible for assumption by Coram in accordance with the provisions of the Plan and the agreement evidencing the Option (the "Option Agreement").

   WHEREAS, pursuant to Section 7.8 of the Merger Agreement, all options outstanding under the Plan at the time of the Merger, including the Option, were to be assumed by Coram and become options to purchase shares of Coram common stock.

   WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.63 share of Coram common stock for each outstanding share of T2 common stock (the "Exchange Rate").

   WHEREAS, certain adjustments to the Option are necessary to reflect the effect of the assumption of that Option by Coram in connection with the Merger.



   NOW, THEREFORE, it is hereby agreed as follows:

   1. Coram hereby assumes all the duties and obligations of T2 under the Option and hereby agrees to issue up to the number of shares of Coram common stock indicated below upon (i) the exercise of that Option in accordance with the provisions of the Option Agreement (as supplemented hereby) and (ii) the payment of the adjusted exercise price per share set forth below.





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

                  T2                                 CORAM
             STOCK OPTION                        ASSUMED OPTION
             ------------                        --------------

  # of Shares                           # of Shares          Adjusted
       T2              Exercise            Coram             Exercise
  Common Stock        Price/Share       Common Stock        Price/Share
  ------------        -----------       ------------        -----------



   2. The number of shares of Coram common stock purchasable under the Option hereby assumed (the "Assumed Option") and the exercise price per share payable thereunder have been adjusted to reflect the Exchange Rate at which the outstanding shares of T2 common stock have been converted into shares of Coram common stock on the consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the Coram shares purchasable under the Assumed Option and the aggregate exercise price as adjusted hereunder payable for such shares will, immediately after the Merger, substantially equal and not exceed the spread which existed immediately prior to the Merger between the then aggregate fair market value of T2 common stock subject to the Option and the aggregate exercise price in effect at such time under the Option. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of fair market value per option share to exercise price per share which existed under the Option immediately prior to the Merger.

   3. All references to the "Company" in the Option Agreement shall be deemed to include Coram, and all references to "Common Stock" shall be deemed to refer to the shares of Coram common stock now subject to the Assumed Option. For purposes of determining the holding period of any shares of Coram common stock delivered in payment of the exercise price of the Assumed Option, the period for which such shares were held as T2 common stock prior to the Merger shall be taken into account.

   4. The Assumed Option shall continue to have a maximum ten (10)-year term measured from the original grant date of the Option, and all references to the "Grant Date" in the Option Agreement shall continue to relate to that original grant date. The Assumed Option, however, shall be subject to earlier termination in accordance with the provisions of the Option Agreement should the Optionee's service with T2 terminate.

However, for all purposes of the Option Agreement, the Optionee shall be deemed to continue in service status for so long as such individual continues in the employ of T2, Coram or any other Coram subsidiary corporation now or hereafter existing, or Coram.

   5. The exercise/vesting schedule in effect for the shares of Coram common stock issuable under the Assumed Option shall remain the same as in effect under the Option immediately prior to the Merger. Accordingly, no acceleration of vesting or exercisability shall be deemed to have occurred by reason of the Merger.





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   6.  All notices to T2 required or permitted to be given to the T2 pursuant to the provisions of the Option Agreement shall be given to Coram at the following address:
                         ______________________________
                         ______________________________
                         ______________________________

   7. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of the Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Option Assumption Agreement.

   IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Option Assumption Agreement to be executed on its behalf by its duly- authorized officer as of the ___ day of July 1994.


                                            CORAM HEALTHCARE CORPORATION


                                            By:  _____________________________
                                                 _____________________________

                                            Title:  __________________________





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                                 ACKNOWLEDGMENT


   The undersigned hereby acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to the Option as assumed by Coram Healthcare Corporation are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                                   ___________________________
                                                   OPTIONEE


Dated: ______________, 1994





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